Exhibit 99.1

Somerset Hills Bancorp Announces Appointment of Banking Veteran William S. Burns as Chief Financial Officer

•	Thursday April 2, 2009, 5:00 pm EDT

BERNARDSVILLE, N.J., April 2, 2009 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (NasdaqGM:SOMH - News) (the “Company”), the holding company for Somerset Hills Bank (the “Bank”), announced today that the Company's Board of Directors approved the appointment of William S. Burns as Chief Financial Officer of the Company and Bank. The appointment is effective April 2, 2009.

Mr. Burns' career in the financial services industry spans 30 years including positions at The Trust Company of New Jersey, as its Chief Financial Officer, The Dime Savings Bank of New York, Summit Bank, and The Bank of New York. Just prior to joining Somerset Hills, Mr. Burns was the Chief Financial Officer of TenRock Capital LLC, a commercial mortgage lender. Mr. Burns earned his BS from Syracuse University and his MBA from New York University.

Somerset Hills Bancorp is a bank holding company for Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Long Valley, Madison, Mendham, Morristown, and Summit, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC, a wholly owned subsidiary licensed to provide financial services, including financial planning, insurance (life and health), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions. The common stock of the company is traded on NASDAQ Global Market under the symbol SOMH. You can visit our website at http://www.somersethillsbank.com.

Contact:

          Somerset Hills Bancorp
          Stewart E. McClure, Jr., President & CEO
          908-630-5000